Exhibit 10.20
RINGCENTRAL, INC.
2022 NEO EQUITY COMPENSATION PROGRAM QUESTIONS AND ANSWERS

ELIGIBLE EMPLOYEES: All NEOs (except CEO)

This document constitutes the RingCentral, Inc. 2022 NEO Equity Compensation Program (“NEO Equity Plan”). RingCentral, Inc. is referred to as “RingCentral,” “we,” “us” and “our.”
1.What is the NEO Equity Plan?
The NEO Equity Plan provides you with an opportunity to receive a portion of your base salary for the period from January 1, 2022 through December 31, 2022 in the form of restricted stock units (“RSUs”) under the Company’s 2013 Equity Incentive Plan (the “Equity Incentive Plan”) under the terms and conditions described in this Q&A and in the Election Form (attached as Exhibit A hereto). The NEO Equity Plan will not change the value of your base salary.
2.Who is eligible to participate in the NEO Equity Plan?
All Named Executive Officers (as defined in the Proxy Rules under the Securities Exchange Act of 1934) other than the CEO may voluntarily participate in the NEO Equity Plan in full. This means that a portion of their base salary for the period from January 1, 2022 through December 31, 2022 will be paid entirely in RSUs in lieu of cash.
3.How much of my base salary will I be paid in cash for 2022?
For 2022, $60,000 of your base salary will be paid in cash, less applicable withholdings and deductions. This means that you will receive $2,500, less applicable withholdings and deductions, of your salary in cash twice a month for the period from January 1 through December 31, 2022. The cash amount will be sufficient to cover deductions for health benefits and 401(k) contributions, and a portion of ESPP withholding (see Question 15). The remainder of your salary for this period will be paid in RSUs.
4.When will the RSUs be granted to me, and when will they vest?
The RSUs will be granted and fully vested as follows for the following base salary periods:
•For the period from January 1, 2022 through February 15, 2022, the RSUs will be granted and vested on January 3, 2022.
•For the period from February 16, 2022 through May 15, 2022, the RSUs will be granted and vested on February 15, 2022.
•For the period from May 16, 2022 through August 15, 2022, the RSUs will be granted and vested on May 16, 2022.
•For the period from August 16, 2022 through November 15, 2022, the RSUs will be granted and vested on August 15, 2022.
•For the period from November 16, 2022 through December 31, 2022, the RSUs will be granted and vested on November 15, 2022.
Please see below in Question 9 for more information regarding the vesting and timing of issuance of your RSUs.

5.Does participation in the Equity Plan affect my MBO?
Participation in the NEO Equity Plan will not affect your MBO. Your quarterly MBO will be calculated based on your full quarterly gross salary amount, whether your salary is paid all in cash or a portion is paid in RSUs.
6.How do I participate?
An email with the Election Form will be sent to you via Docusign or Workday. If you would like to opt into this program and receive a portion of your base salary for the period from January 1, 2022 through December 31, 2022 in the form of RSUs, you must acknowledge/agree to the Election Form by December ___, 2021 at 8 pm PST ( (the “Submission Deadline”).
7.Can I participate with respect to a different amount of my base salary or only part of the remaining periods of 2022, or do I have to make an all-or-nothing choice?
This is an all-or-nothing choice. If you participate in the NEO Equity Plan, you must participate with respect to either (a) all but $60,000 of your gross base salary, subject to applicable deductions and withholdings, for the entire period from January 1, 2022 through December 31, 2022 or (b) none of your gross base salary during that period.
8.How many RSUs will I receive for the RSU portion of my base salary?
For each corresponding 2022 base salary period described in Question 4, the number of RSUs you receive will be determined based on (i) the U.S. dollar value of the portion of your base salary to be paid in RSUs, (ii) divided by the Calculation Price, and (iii) rounded up to the nearest whole number.
The “Calculation Price” will be the closing price of RNG stock on the first trading day on or after January 1, February 15, May 15, August 15, or November 15, as applicable.

9.If I elect to receive a portion of my base salary in RSUs under the NEO Equity Plan, when will these RSUs be granted and are the RSUs subject to a vesting schedule?
Any RSUs you receive for a portion of your base salary will be 100% vested and settled in shares of Class A common stock on the first trading day on or after January 1, February 15, May 15,, August 15, or November 15, as applicable, subject to your continued employment with RingCentral or an affiliated entity through the vesting/issuance date. Shares of Class A common stock issued to you can be sold immediately (subject to any required administrative processing time and any applicable insider trading policy).
10.Does the payment of a portion of my 2022 base salary in RSUs present me with any risk from the Company’s stock price falling?
Although the intent of using the Calculation Price (under Question 8) was designed to protect you from much of the potential market risk, it is possible that you could end up with sale proceeds from the shares that is less than the cash equivalent of the base salary you would have otherwise been paid in cash.
11.Since the RSUs are granted in advance on the first day of the applicable period of base salary, what happens if I leave RingCentral before the end of the applicable period?
If you leave RingCentral during the applicable period for which you received a grant of RSUs in lieu of cash, you will be entitled to keep the RSUs.

12.When will I be taxed on the RSUs that I receive for my 2022 Quarterly Bonus?
You will be taxed when the RSUs are granted to you because they will be fully vested at grant. The RSUs will be taxed as income on the dates of vesting at your applicable income tax rate, based on the value of the RSUs on the dates of vesting. Please see the attached Employee Information Supplement.
13.How do I satisfy the tax withholding obligations for the vesting of RSUs and issuance of shares?
Please see the attached Employee Information Supplement. The Company will withhold a number of shares upon vesting of the RSUs to cover the amount of the tax owed and will issue you the remainder of the shares (net issuance).
14.Can how taxes are paid be amended or terminated?
No, you will pay taxes through net issuance of the shares during the period of the program.
15.If I receive a portion of my base salary in RSUs, will the value of that portion of my salary be included for purposes of calculating contributions to the ESPP or 401(k) Plan?
No, if you receive a portion of your base salary in RSUs, the value of the RSUs will not be included as compensation for purposes of the calculation of contributions under the ESPP or 401(k) plan. You can continue to contribute amounts into the ESPP and 401(k) plan from your $60,000 cash compensation as defined under the applicable plan, provided that you are otherwise eligible for such plan. During the period of November 15, 2021 through May 12, 2022, and the period from May 13, 2022 through November 12, 2022, your participation in the 2022 plan (and, if applicable, your prior participation in the 2021 plan) will reduce your maximum contribution to the ESPP for the May 12, 2022 and November 12, 2022 purchases to 15% of the base salary paid in those periods in cash. With respect to the 401(k) plan, you will still be able to reach the maximum employee contribution amount for 2022 by increasing your contribution percentage in each paycheck. However, because the maximum employer match per paycheck under the 401(k) plan is limited to 3% of cash compensation, you will not be able to reach the maximum employer match in 2022 (the maximum possible will be approximately $1,800).
16.Should I participate in the NEO Equity Plan?
We can’t tell you whether or not to participate in the NEO Equity Plan. Your specific personal financial consequences and U.S. federal, state and local tax consequences depend upon your individual circumstances. Accordingly, we strongly recommend that you seek the advice of a qualified financial and tax adviser regarding your participation in the NEO Equity Plan. Please note that this document supersedes any and all other disclosures of any kind regarding the NEO Equity Plan and, in the event of any conflict between this document and any prior communication or disclosure, this document shall control.
17.What if I have questions about the NEO Equity Plan or this document?
Please contact the stock administration team.
This document serves as a supplement (the “Supplement”) to the prospectus for our NEO Equity Plan. The purpose of this Supplement is to update the prospectus by adding new information pertaining to the NEO Equity Plan outlined above. Please keep this Supplement with the prospectus.

This Supplement constitutes part of a prospectus covering securities that have been registered under the U.S. Securities Act of 1933, as amended.

EXHIBIT A RINGCENTRAL, INC.
2022 NEO EQUITY COMPENSATION PLAN ELECTION FORM
If you would like to elect (the “Election”) to receive all but $60,000 of your base salary, subject to annual withholdings and deductions, for the period from January 1, 2022 through December 31, 2022 in restricted stock units (“RSUs”) on the terms and conditions below, including those in the Terms and Conditions attached hereto (together, this “Election Form”), in the RingCentral, Inc. 2022 NEO Equity Compensation Plan Questions and Answers (“NEO Equity Plan”) and as set forth in the 2013 Equity Incentive Plan (the “Equity Incentive Plan”), please follow the steps via Docusign as prescribed and accept this Election Form no later than December ___, 2021 at 8:00 pm PST (the “Submission Deadline”).
If you do not accept this Election Form via Workday by the Submission Deadline, then your base salary will be paid in cash. If you have questions regarding the Election, please contact the stock administration team
Please submit this Election Form only if you wish to receive all but $60,000 of your base salary, less applicable withholdings and deductions, for the period from January 1, 2022 through December 31, 2022 in RSUs.
By accepting this Election Form by the Submission Deadline, you authorize the implementation of the Election and agree to the following:
•You have read and understand the 2022 NEO Equity Plan previously provided to you, and that your RSUs will be granted under the terms as described therein.
•You understand that the RSUs granted will, in all respects, be subject to the terms and conditions of the NEO Equity Plan, any applicable award agreement governing the RSUs, and this Election Form. If there is any inconsistency between the NEO Equity Plan including this Election Form, the Equity Incentive Plan or any applicable law, then the provisions of the Equity Incentive Plan, as applicable, will control over the provisions of the NEO Equity Plan including this Election Form), subject to any applicable law.
•By electing to participate in the NEO Equity Plan, you cannot defer the grant of any RSUs by contributing any such amount to the Employee Stock Purchase Plan, 401(k) plan for U.S. employees or certain other similar contribution plans for employees outside the U.S. You can contribute amounts to the Employee Stock Purchase Plan, 401(k) plan for U.S. employees or certain other similar contribution plans for employees outside the U.S. from the $60,000 of your base salary to be paid in cash, provided that you are otherwise eligible for such plan.
•You should seek the advice of a qualified financial and tax adviser regarding your participation in the NEO Equity Plan and the Election.
•Nothing in this Election Form shall be interpreted to form an employment contract or relationship with the Company, or to confer upon you any right respect to the continuation of employment with the Company or, if different, an affiliated entity to which you provide services (the “Employer”), and you or your Employer may terminate your employment at any time.

PARTICIPANT:

Signed:
Date:
Name:

TERMS AND CONDITIONS

1.Responsibility for Taxes.
a)Regardless of any action the Company or, if different, your Employer takes with respect to any or all income tax, social insurance, fringe benefits tax, payroll tax, payment on account or other tax-related items related to your participation in the NEO Equity Plan and legally applicable to you (“Tax-Related Items”), by electing to participate in the NEO Equity Plan, you acknowledge that the ultimate liability for all Tax-Related Items is and remains your responsibility and may exceed the amount, if any, actually withheld by the Company or the Employer. You further acknowledge that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the right to acquire shares of Class A common stock, including, but not limited to, the acquisition of shares, the subsequent sale of shares acquired pursuant to the NEO Equity Plan and the receipt of any dividends; and (ii) do not commit to and are under no obligation to structure the terms of the right to acquire shares or any aspect of your participation in the Equity Plan to reduce or eliminate your liability for Tax-Related Items or achieve any particular tax result. Further, if you have become subject to tax in more than one jurisdiction, you acknowledge that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
b)Prior to any relevant taxable or tax withholding event, as applicable, you will pay or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, you authorize the Company and/or the Employer, or their respective agents, at their discretion, to satisfy any applicable withholding obligations with regard to all Tax-Related Items by one or a combination of the following:
i.withholding from your wages or other cash compensation paid to you by the Company and/or the Employer;
ii.withholding from the proceeds resulting from the sale of shares acquired under the NEO Equity Plan, either through a voluntary sale, or through a mandatory sale arranged by the Company (on your behalf pursuant to this authorization without further consent); and
iii.any other arrangement approved by the Company and permitted under applicable law.
c)The Company may withhold or account for Tax-Related Items by considering applicable statutory withholding rates or other withholding rates, including maximum rates applicable in your jurisdiction, in which case you may receive a refund of any over-withheld amount in cash and will have no entitlement to the equivalent in Class A common stock.
d)Finally, you shall pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of your participation in the Equity Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver shares or proceeds from the sale of shares if you fail to comply with your obligations in connection with the Tax-Related Items.

2.Nature of Grant. By electing to participate in the Equity Plan, you acknowledge, understand and agree that:
a)the offer of participation in the Equity Plan does not entitle you to receive a bonus;
b)the Equity Plan is established voluntarily by the Company, it is discretionary in nature, and it may be modified, amended, suspended or terminated by the Company at any time;
c)the Company’s offer of participation in the NEO Equity Plan is exceptional, voluntary and occasional and does not create any contractual or other right to receive future offers, or benefits in lieu of offers, even if offers to participate in the Equity Plan have been offered in the past;
d)all decisions with respect to future offers to participate in the NEO Equity Plan, if any, will be at the sole discretion of the Company;
e)you are voluntarily participating in the NEO Equity Plan;
f)the right to acquire shares and any shares to be acquired under the NEO Equity Plan, and the value of and income from same, are not intended to replace any pension rights or compensation, except all but $32,500 of your base salary for the period from June 16, 2021 through December 31, 2021;
g)the right to acquire shares and any shares to be acquired under the Equity Plan, and the value of and income from same, are not part of normal or expected compensation or salary for purposes of, including but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end of service payments, holiday pay, bonuses, long-service awards, leave-related payments, pension or retirement or welfare benefits or similar mandatory payments;
h)the future value of the underlying shares is unknown, indeterminable and cannot be predicted with certainty;
i)in consideration of the right to acquire shares, no claim or entitlement to compensation or damages shall arise from the forfeiture of the right to acquire shares resulting from termination of your employment with the Company or the Employer (for any reason whatsoever and whether or not in breach of local labor laws); and except where expressly prohibited under applicable laws, you irrevocably release the Company and the Employer from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, you shall be deemed irrevocably to have waived any entitlement to pursue such claim;
j)the right to acquire shares and the benefits under the NEO Equity Plan, if any, will not automatically transfer to another company in the case of a merger, take-over or transfer of liability; and
k)neither the Company, the Employer, nor any other subsidiary will be liable for any foreign exchange rate fluctuation between any local currency and the U.S. dollar that may affect the value of the right to acquire shares or of any amounts due to you pursuant to the acquisition of shares or the subsequent sale of any shares acquired under the Equity Plan.

3.No Advice Regarding Participation. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding your participation in the NEO Equity Plan, the acquisition of shares or the subsequent sale of any shares acquired under the NEO Equity Plan. You should consult with your own personal tax, legal and financial advisors regarding participation in the NEO Equity Plan before taking any action related to the Equity Plan.
4.Severability. The invalidity or unenforceability of any provision of the Election Form will not affect the validity or enforceability of the other provisions of the Election Form, which will remain in full force and effect. Moreover, if any provision is found to be excessively broad in duration, scope or covered activity, the provision will be construed so as to be enforceable to the maximum extent compatible with applicable law.
5.Language. You acknowledge that you are sufficiently proficient in English, or have consulted with an advisor who is sufficiently proficient in English, so as to allow you to understand the terms of the NEO Equity Plan and the Election Form. Furthermore, if you have received the Election Form or any other document related to the NEO Equity Plan translated into a language other than English and if the meaning of the translated version is different from the English version, the English version will control.
6.Electronic Delivery and Participation. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the NEO Equity Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the NEO Equity Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.
7.Imposition of Other Requirements. The Company reserves the right to impose other requirements on your participation in the NEO Equity Plan, the right to acquire shares under the NEO Equity Plan, and any shares acquired under the NEO Equity Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
8.Governing Law; Venue. The Election Form is to be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflict of laws principles thereof.
For purposes of litigating any dispute that arises under the Election Form or pursuant to your participation in the NEO Equity Plan, if you are subject to an arbitration agreement you must submit such claims to arbitration, pursuant to the terms of your arbitration agreement. If you are not subject to an arbitration agreement, the parties hereby submit to and consent to the jurisdiction of the State of California and agree that such litigation shall be conducted in the courts of San Mateo County, California, or the U.S. District Court for the Northern District of California.
9.Waiver. You acknowledge that a waiver by the Company of breach of any provision of the Election Form will not operate or be construed as a waiver of any other provision of the Election Form, or of any subsequent breach by any other participant.

10.Insider Trading; Market Abuse Laws. By electing to participate in the NEO Equity Plan, you acknowledge that you have read and understand the Company’s insider trading policy, and are aware of and understand your obligations under federal securities laws in respect of trading in the Company’s securities. The Company will have the right to recover, or receive reimbursement for, any compensation or profit realized on the acquisition or disposition of shares under the Equity Plan to the extent that the Company has a right of recovery or reimbursement under applicable securities laws.
You acknowledge that you may be subject to insider trading restrictions and/or market abuse laws, which may affect your ability to accept, acquire, sell or otherwise dispose of shares, rights to shares (e.g., the right to acquire shares under the NEO Equity Plan) or rights linked to the value of shares under the NEO Equity Plan during such times as you are considered to have “inside information” regarding the Company (as defined by applicable laws or regulations). Local insider trading laws and regulations may prohibit the cancellation or amendment of orders you placed before you possessed inside information. Furthermore, you could be prohibited from (i) disclosing the inside information to any third party (ii) “tipping” third parties or causing them otherwise to buy or sell securities. Keep in mind third parties include fellow employees. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under the Company’s insider trading policy. You acknowledge that it is your responsibility to comply with any applicable restrictions, and you should speak to a personal advisor on this matter.